As filed with the Securities and Exchange Commission on December 17, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vantage Drilling Company

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

777 Post Oak Boulevard, Suite 800

Houston, Texas, 77056

(281) 404-4709

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Chris E. Celano

Vice President and General Counsel

777 Post Oak Boulevard, Suite 800

Houston, Texas 77056

(281) 404-4709

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Bryan K. Brown

Porter Hedges LLP

RRI Energy Plaza

1000 Main Street, 36th Floor

Houston, Texas 77002

(713) 226-6000

Facsimile: (713) 226-6291

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Ordinary Shares, par value $0.001 per share	93,791,704(3)	$2.02	$189,459,242	—
Ordinary Shares, par value $0.001 per share	54,545,454(4)	$2.02	$110,181,817	—
Ordinary Shares, par value $0.001 per share	1,983,471(5)	$2.02	$4,006,611	—
Total	150,320,629	—	$303,647,671	$21,651

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued by the registrant to the selling shareholder upon adjustment under anti-dilution provisions covering stock splits, stock dividends and similar transactions.
(2)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low prices reported for the registrant’s ordinary shares traded on the NYSE Amex on December 13, 2010.
(3)	Represents ordinary shares being registered for resale that have been issued to the selling shareholder named in this registration statement.
(4)	Represents ordinary shares that may be issuable upon conversion of a convertible note (the “Note”) issued in a private placement to the selling shareholder named in this registration statement. Pursuant to the terms of the Note, the Note covered hereunder is initially, subject to adjustment for accrued interest among other things, convertible into an aggregate of 54,545,454 ordinary shares.
(5)	Represents ordinary shares issuable upon exercise of warrants to purchase ordinary shares in a private placement to the selling shareholder named in this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE AND THE SELLING SHAREHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND NEITHER WE NOR THE SELLING SHAREHOLDER ARE SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 17, 2010

PROSPECTUS

Vantage Drilling Company

150,320,629

Ordinary Shares

This prospectus relates to the offer and resale by the selling shareholder identified in this prospectus of up to 93,791,704 of our ordinary shares, 1,983,471 of our ordinary shares that may be issued by us upon exercise of warrants and 54,545,454 ordinary shares that may be issued by us upon conversion of a convertible promissory note issued to F3 Capital, or the F3 Capital Note. The F3 Capital Note is not currently convertible. The F3 Capital Note will initially be convertible into our ordinary shares at a conversion price of $1.10 per share if our shareholders vote to approve the conversion.

The selling shareholder identified in this prospectus (which term as used in this prospectus includes its respective pledges, donees, transferees or other successors-in-interest) may offer these ordinary shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholder. However, we will receive gross proceeds of up to approximately $11.9 million from the exercise of the warrants, if and when they are exercised.

Our ordinary shares are currently traded on the NYSE Amex under the symbol “VTG.” As of December 16, 2010, the closing sale price of our ordinary shares was $2.02.

Investing in our securities involves a high degree of risk. See “Risk Factors” for a discussion of information that should be considered before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, the selling shareholder may sell from time to time the securities described in this prospectus in one or more offerings. We may, to the extent necessary, provide a prospectus supplement that will contain specific information about the selling shareholder and the terms of the offering. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities or to us. Any prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” and “Certain Documents Incorporated by Reference” before making an investment in our ordinary shares.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

Unless stated or the context otherwise requires, references in this prospectus to “we,” “us” and “our” refer to Vantage Drilling Company and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements and we intend that such forward-looking statements be subject to the safe harbor provisions of the U.S. federal securities laws. These forward-looking statements are included throughout this prospectus, including in the sections entitled “Prospectus Summary” and “Risk Factors.” When used, statements which are not historical in nature, including those containing words such as “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and similar expressions are intended to identify forward-looking statements in this prospectus.

These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the risks and uncertainties described under “Risk Factors,” including the following:

•	our limited operating history;

•	our small number of customers;

•	termination of our customer contracts;

•	credit risks of our key customers and certain other third parties;

•	reduced expenditures by oil and natural gas exploration and production companies;

•	delays and cost overruns in construction projects;

•	termination of our customer contracts;

•	general economic conditions and conditions in the oil and gas industry;

•	competition within our industry;

•	operating hazards in the oilfield service industry;

•	the impact of the Macondo incident on offshore drilling, including any government imposed moratorium on offshore drilling;

•	ability to obtain indemnity from customers;

•	adequacy of insurance coverage in the event of a catastrophic event;

•	governmental, tax and environmental regulation;

•	changes in legislation removing or increasing current applicable limitations of liability;

•	effects of new products and new technology on the market;

•	restrictions on offshore drilling;

•	compliance with restrictions and covenants in our debt agreements;

•	our failure to obtain delivery of drilling units;

•	identifying and completing acquisition opportunities;

•	limited mobility between geographic regions;

•	contract awarding and commencement;

•	levels of operating and maintenance costs;

•	our ability to receive cash flow from our subsidiaries;

•	our dependence on key personnel;

•	availability of workers and the related labor costs;

•	the sufficiency of our internal controls;

•	changes in tax laws, treaties or regulations;

•	operations in international markets;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act;

•	potential conflicts of interest with F3 Capital;

•	one of our directors holding a significant percentage of our ordinary shares;

•	our ability to pay dividends;

•	our substantial level of indebtedness;

•	our ability to incur additional indebtedness;

•	our need for cash to meet our debt service obligations;

•	assets of subsidiaries being subject to claims of creditors of those entities; and

•	our incorporation under the laws of the Cayman Islands and the limited rights to relief that may be available compared to U.S. laws.

For a further list and description of various risks, relevant factors and uncertainties that could cause future results or events to differ materially from those expressed or implied in our forward-looking statements, see the “Risk Factors” section contained in this prospectus or any prospectus supplement and the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections in the documents incorporated by reference in this prospectus and or any prospectus supplement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Many of these factors are beyond our ability to control or predict. Any, or a combination, of these factors could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements.

All forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur, or of which we become aware after the date of this prospectus. You should read this prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even if our situation changes in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until we sell all of the securities. Information under Item 2.02 or Item 7.01 furnished in current reports on Form 8-K is not incorporated by reference herein.

•	our annual report on Form 10-K for the fiscal year ended December 31, 2009, as amended by a Form 10-K/A (Amendment No. 1) filed with the SEC on April 30, 2010;

•

our quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, as amended by a Form 10-Q/A (Amendment No. 1) filed with the SEC on October 27, 2010, and September 30, 2010; and

•

our current reports on Form 8-K filed with the SEC on January 19, 2010, January 22, 2010, May 6, 2010, July 7, 2010, July 9, 2010, July 20, 2010, July 21, 2010, July 27, 2010, July 28, 2010, August 5, 2010, November 4, 2010, November 16, 2010, November 30, 2010, December 7, 2010 and December 14, 2010 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference into such document.

You may request a copy of these filings, at no cost, by writing or telephoning us at Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attn: Investor Relations, phone number (281)  404-4700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public on our website at http://www.vantagedrilling.com. Please note that information contained on our website, whether currently posted or posted in the future, is not a part of this prospectus or the documents incorporated by reference in this prospectus. This prospectus also contains summaries of the terms of certain agreements that we have entered into that are filed as exhibits to the registration statement of which this prospectus is a part or other reports that we have filed with the SEC. The descriptions contained in this prospectus of those agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the definitive agreements. You may request a copy of the agreements described herein at no cost by writing or telephoning us at the following address: Attention: General Counsel, Vantage Drilling Company, 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056, phone number (281) 404-4700.

PROSPECTUS SUMMARY

Vantage Drilling Company

We are an international offshore drilling company focused on operating a fleet of high specification drilling units. Our principal business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells for our customers. We also provide construction supervision services for, and will operate and manage, drilling units owned by others. Through our fleet of nine owned and managed drilling units, we are a provider of offshore contract drilling services to major, national and independent oil and natural gas companies, focused primarily on international markets. Our fleet of owned and managed drilling units is currently comprised of four jackup rigs, three drillships and two semisubmersibles.

We are a Cayman Islands exempted company with principal executive offices located at 777 Post Oak Boulevard, Suite 800, Houston, Texas 77056. Our phone number is (281) 404-4700 and our website address is www.vantagedrilling.com. Information on our website is not a part of this prospectus.

Background of F3 Capital Note

General

In September 2007, Mandarin Drilling Corporation, a Marshall Islands corporation, or Mandarin, entered into a shipbuilding contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd., or DSME, for the construction of the Platinum Explorer, an ultra deepwater drillship. In March 2008, we entered into a purchase agreement to acquire the construction contract for the Platinum Explorer from Mandarin. At the time, Mandarin was wholly-owned by F3 Capital. In November 2008, we agreed with F3 Capital to restructure our ownership interest in the Platinum Explorer through the purchase of a 45.0% ownership interest in Mandarin from F3 Capital. In connection with the restructuring of our ownership interest in Mandarin, we entered into a shareholders agreement with F3 Capital. The shareholders agreement included customary provisions and we and F3 Capital agreed to seek to obtain financing for the final construction payments to DSME for the Platinum Explorer.

After numerous attempts to jointly obtain financing for the final construction payments for the Platinum Explorer, we were advised that it would be more feasible to obtain financing with a more simplified ownership structure. In the first quarter of 2010, we commenced negotiations with F3 Capital to acquire the remaining 55% ownership interest in Mandarin, which we refer to as the Acquisition. During the course of these negotiations, the terms of the transaction, including the consideration, changed several times. Representatives of F3 Capital expressed a preference for having a large portion of the consideration be in the form of our ordinary shares. However, due to NYSE Amex limitations on the amount of ordinary shares we could issue without obtaining shareholder approval and a deadline for completing the Acquisition by July 30, 2010, it was determined to be in our best interests and those of our shareholders to issue a promissory note as part of the consideration that would be convertible into ordinary shares if approved by our shareholders.

On July 30, 2010, we completed the Acquisition pursuant to the Share Sale and Purchase Agreement, or the SSPA, dated July 6, 2010 between us and F3 Capital for total consideration of approximately $139.7 million, consisting of (i) approximately $79.7 million in cash, including $64.2 million paid directly to DSME for installment payments on the Platinum Explorer and (ii) the F3 Capital Note. The F3 Capital Note is a promissory note in the principal amount of $60,000,000 that accrues interest at 5% per annum and will mature 90 months from the issue date. The F3 Capital Note (including principal, accrued and unpaid interest and any other amounts owing thereunder) will become convertible into ordinary shares upon approval by our shareholders. If our shareholders approve the conversion of the F3 Capital Note, the principal amount of the F3 Capital Note, as well as all accrued and unpaid interest and any other amounts owing thereunder, will be convertible into our ordinary shares at a conversion price of $1.10 per share (i) at the option of F3 Capital or (ii) at our option on the earlier of (a) our ordinary shares trading on the NYSE Amex at a price of $3.20 or more for a period of 10 consecutive trading days or (b) at maturity of the F3 Capital Note. The F3 Capital Note also contains customary anti-dilution covenants that would adjust the conversion price of the F3 Capital Note upon the issuance of ordinary shares for a price less than the conversion price of the F3 Capital Note and a preemptive right covenant that provides F3 Capital with the right to purchase a pro-rata portion of any equity or convertible debt that we may offer in the future so long as the F3 Capital Note is outstanding. If we do not repay the F3 Capital Note on its scheduled maturity date or upon the occurrence of certain customary default provisions, the interest rate on any amounts outstanding under the F3 Capital Note will rise to 10% per annum.

Shareholders’ Meeting

In satisfaction of our obligations under a registration rights agreement with F3 Capital entered into in connection with the Acquisition, we filed a definitive proxy statement with the SEC for a shareholders meeting originally scheduled to be held on November 29, 2010. One of the proposals to be voted on by our shareholders at the meeting was conversion of the F3 Capital Note. On November 29, F3 Capital notified us of its intention to nominate two additional nominees for election to our board of directors. These nominees were in addition to the four nominees of F3 Capital that are currently members of the board of directors and who are standing for re-election at the meeting.

The individuals named as proxies on our proxy and voting instruction card determined that, given the number of ordinary shares that F3 Capital owns and the timing, uncertainty and circumstances surrounding F3 Capital’s notice of its intention to propose two additional nominees for election to the board of directors, it was in the best interest of our shareholders to have an opportunity to receive and consider information about F3 Capital’s actions in determining how to vote their shares on the matters to be presented at the meeting. Accordingly, they did not attend the meeting, and as a result, there was no quorum and the meeting was postponed. After the scheduled time for the meeting, F3 Capital withdrew its notice. The meeting has been rescheduled to Friday, January 7, 2011. Shareholders will vote on, among other matters, approval of the conversion of the F3 Capital Note.

Interests of Certain Persons

As of the record date for the meeting, F3 Capital beneficially owned 95,775,265 ordinary shares. Hsin-Chi Su, one of our directors, owns 100% of the outstanding equity of F3 Capital. As a result of his ownership of F3 Capital, Mr. Su has significant influence over matters such as the election of directors, control over our business, policies and affairs and any other matter that requires shareholder approval. If shareholders approve the conversion of the F3 Capital Note, F3 Capital would have the right to immediately convert the principal amount of the F3 Capital Note and acquire up to 54,545,454 ordinary shares, based on a conversion price of $1.10 per share, plus such additional shares as are necessary for the conversion of accrued and unpaid interest and any other amounts owing under the F3 Capital Note at the time of conversion. If conversion of the F3 Capital Note is approved by our shareholders, F3 Capital would beneficially own approximately 45.1% of our ordinary shares on a fully-diluted basis. If our shareholders do not approve conversion of the F3 Capital Note, the F3 Capital Note will remain outstanding and will continue to accrue interest until maturity, unless we are able to prepay the outstanding amounts, and will not be convertible into ordinary shares.

RISK FACTORS

You should carefully consider the risk factors discussed below and evaluate all of the information included and incorporated by reference in this prospectus, and as further updated by annual, quarterly and other reports we file with the SEC after the date of this prospectus and that are incorporated by reference herein. Investing in our ordinary shares is speculative and involves significant risk. Any of these risks could impair our business, financial condition and operating results, could cause the trading price of our ordinary shares to decline or could result in a partial or total loss of your investment.

Risks Related to our Business and Industry

Our business is difficult to evaluate due to our limited operating history and our prospects will be dependent on our ability to meet a number of challenges.

We have had a limited operating history. Our business is difficult to evaluate due to a lack of operational history, and our prospects will be dependent on our ability to meet a number of challenges. Because we have a limited operating history, you may not be able to evaluate our future prospects accurately. Our prospects will be primarily dependent on our ability to obtain customer drilling contracts for our drilling units and other factors. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations would be materially adversely affected.

A small number of customers account for a significant portion of our revenues, and the loss of one or more of these customers could adversely affect our financial condition and results of operations.

We derive a significant portion of our revenues from a few customers. During the fiscal year ended December 31, 2009, three customers accounted for approximately 46%, 23% and 12%, respectively, of our revenue. Our financial condition and results of operations could be materially adversely affected if any one of these customers interrupt or curtail their activities, fail to pay for the services that have been performed, terminate their contracts, fail to renew their existing contracts or refuse to award new contracts and we are unable to enter into contracts with new customers on comparable terms. The loss of any of our significant customers could adversely affect our financial condition and results of operations.

We are exposed to the credit risks of our key customers, including certain affiliated companies, and certain other third parties, and nonpayment by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We are subject to risks of loss resulting from nonpayment or nonperformance by our customers, including certain companies owned by or associated with our affiliates. As a result of delays in payment for construction services and equipment for the Dragonquest, we have limited purchases of equipment and other items for this unit and have curtailed crewing this unit. In addition, under the construction supervision contract for the Cobalt Explorer, a drillship for which construction was suspended in June 2009, we estimate F3 Capital owes us approximately $3.0 million for services rendered in 2009 before the suspension of this contract. Any material nonpayment or nonperformance by these entities, other key customers and certain other third parties could adversely affect our financial position, results of operations and cash flows. If any key customers or other parties default on their obligations to us, our financial results and condition could be adversely affected. Furthermore, some of these customers and other parties may be highly leveraged and subject to their own operating and regulatory risks.

Failure to obtain deliveries of drilling units under construction may have a material and adverse effect on our business.

We have secured a drilling contract for the Dragonquest, which we are supervising the construction of for a third party. We are not a party to the construction contract for this drilling unit and do not have control over any agreements between the owner and the shipyard. This unit may not be completed, completed in a timely manner, delivered to us upon completion of construction or acceptable to our customer. If we are unable to deliver this unit or find an acceptable replacement, our drilling contract may be cancelled and/or we may be required to pay damages to our customer, and our business, financial condition, results of operations and future prospects will be materially adversely affected.

A material or extended decline in expenditures by oil and natural gas exploration and production companies due to a decline or volatility in oil and natural gas prices, a decrease in demand for oil and natural gas, or other factors, would adversely affect our business.

Our business, including the utilization rates and dayrates we achieve for our owned and managed drilling units, depends on the level of activity in oil and natural gas exploration, development and production expenditures of our customers. Oil and natural gas prices and customers’ expectations of potential changes in these prices significantly affect this level of activity. Commodity prices are affected by numerous factors, including the following:

•	changes in global economic conditions, including the continuation of the current recession;

•	the demand for oil and natural gas;

•	the cost of exploring for, producing and delivering oil and natural gas;

•	expectations regarding future prices;

•	advances in exploration, development and production technology;

•	the ability of OPEC to set and maintain production levels and pricing;

•	the availability and discovery rate of new oil and natural gas reserves in offshore areas;

•	the rate of decline of existing and new oil and natural gas reserves;

•	the level of production in non-OPEC countries;

•	domestic and international tax policies;

•	the development and exploitation of alternative fuels;

•	weather;

•	blowouts and other catastrophic events;

•	the policies of various governments regarding exploration and development of their oil and natural gas reserves; and

•

the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in significant oil and natural gas producing regions or further acts of terrorism.

Oil and natural gas prices were at historically high levels until experiencing a sharp decline during the second half of 2008 and the first quarter of 2009. Although oil and natural gas prices have recovered somewhat to date, this decline in commodity prices has caused companies exploring for and producing oil and natural gas to cancel or curtail their drilling programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons, including their lack of success in exploration efforts. A prolonged continuation of the current low level of demand for drilling services may materially erode dayrates and utilization rates for drilling units, which would adversely affect our business, financial condition and results of operations and could have a significant negative impact on the market price of our securities.

Construction projects are subject to risks, including delays and cost overruns, which could have an adverse impact on our liquidity and results of operations.

As part of our growth strategy we may contract from time to time for the construction of drilling units or may enter into agreements to manage the construction of drilling units for others. Currently, we are overseeing and managing the construction of the Dragonquest, SeaDragon I, SeaDragon II and Dalian Developer. Our construction projects are subject to the risks of delay or cost overruns inherent in any large construction project, including costs or delays resulting from the following:

•	unexpected long delivery times for, or shortages of, key equipment, parts and materials;

•	shortages of skilled labor and other shipyard personnel necessary to perform the work;

•	unforeseen increases in the cost of equipment, labor and raw materials, particularly steel;

•	unforeseen design and engineering problems;

•	unanticipated actual or purported change orders;

•	work stoppages;

•	latent damages or deterioration to hull, equipment and machinery in excess of engineering estimates and assumptions;

•	failure or delay of third-party service providers and labor disputes;

•	disputes with shipyards and suppliers;

•	delays and unexpected costs of incorporating parts and materials needed for the completion of projects;

•	financial or other difficulties at shipyards;

•	adverse weather conditions; and

•	inability to obtain required permits or approvals.

Any such delays could subject us to penalties. If we experience delays and costs overruns in the construction of these drilling units due to certain of the factors listed above, it could also adversely affect our business, financial condition and results of operations.

Our jackup drilling contracts are generally short-term, and we will experience reduced profitability if customers reduce activity levels, terminate or seek to renegotiate drilling contracts with us, or if market conditions dictate that we enter into contracts that provide for payment based on a footage or turnkey basis, rather than on a dayrate basis.

Many jackup drilling contracts are short-term, and oil and natural gas companies tend to reduce activity levels quickly in response to downward changes in oil and natural gas prices. Due to the short-term nature of most of our jackup drilling contracts, a decline in market conditions can quickly affect our business if customers reduce their levels of operations. During depressed market conditions, a customer may no longer need a unit that is currently under contract or may be able to obtain a comparable unit at a lower dayrate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. In addition, our customers may have the right to terminate, or may seek to renegotiate, existing contracts if we experience downtime, operational problems above the contractual limit or safety-related issues, if the drilling unit is a total loss, if the drilling unit is not delivered to the customer within the period specified in the contract or in other specified circumstances, which include events beyond the control of either party.

Some of our current jackup drilling contracts, and some drilling contracts that we may enter into in the future, may include terms allowing customers to terminate contracts without cause, with little or no prior notice and without penalty or early termination payments. In addition, we could be required to pay penalties, which could be material, if some of these contracts are terminated due to downtime, operational problems or failure to deliver. Some of the contracts with customers that we enter into in the future may be cancellable at the option of the customer upon payment of a penalty, which may not fully compensate us for the loss of the contract. Early termination of a contract may result in a drilling unit being idle for an extended period of time. The likelihood that a customer may seek to terminate a contract is increased during periods of market weakness. For example, under most of our contracts, it is an event of default if we file a petition for bankruptcy or reorganization, which would allow the customer to terminate such contract.

Currently, our drilling contracts are dayrate contracts, where we charge a fixed rate per day regardless of the number of days needed to drill the well. While we plan to continue to perform services on a dayrate basis, market conditions may dictate that we enter into contracts that provide for payment based on a footage basis, where we are paid a fixed amount for each foot drilled regardless of the time required or the problems encountered in drilling the well, or enter into turnkey contracts, whereby we agree to drill a well to a specific depth for a fixed price and bear some of the well equipment costs. These types of contracts are more risky than a dayrate contract as we would be subject to downhole geologic conditions in the well that cannot always be accurately determined and subject us to greater risks associated with equipment and downhole tool failures. Unfavorable downhole geologic conditions and equipment and downhole tool failures may result in significant cost increases or may result in a decision to abandon a well project which would result in us not being able to invoice revenues for providing services. Any such termination or renegotiation of contracts and unfavorable cost increases or loss of revenue could have a material adverse impact on our financial condition and results of operations.

Our business is affected by local, national and worldwide economic conditions and the condition of the oil and natural gas industry.

Recent economic data indicates the rate of economic growth worldwide has declined significantly from the growth rates experienced in recent years. The consequences of the recent recession include a lower level of economic activity, uncertainty regarding energy and commodity prices and reduced demand for oil and natural gas. In addition, current economic conditions may cause many oil and natural gas production companies to further reduce or delay expenditures in order to reduce costs, which in turn may cause a further reduction in the demand for drilling services. If the recession is prolonged or worsens, our business and financial condition may be adversely impacted and could become more vulnerable to further adverse general economic and industry conditions.

Our industry is highly competitive, cyclical and subject to intense price competition. Due to our lack of operating history, we may be at a competitive disadvantage.

The offshore contract drilling industry is highly competitive, and contracts have traditionally been awarded on a competitive bid basis. The technical capabilities, availability and pricing of a drilling unit are often the primary factors in determining which qualified contractor is awarded a job. Other key factors include a contractor’s reputation for service, safety record, environmental record, technical and engineering support and long-term relationships with major, national and independent oil and natural gas companies. Our competitors in the offshore contract drilling industry generally have larger, more diverse fleets, longer operating histories with established safety and environmental records over a measurable period of time, experienced in-house technical and engineering support departments and long-term relationships with customers. This provides our competitors with competitive advantages that may adversely affect our efforts to contract our drilling units on favorable terms, if at all, and correspondingly negatively impact our financial position and results of operations. Additionally, we are at a competitive disadvantage to those competitors that are better capitalized because they are in a better position to weather the effects of a downturn in our industry.

The offshore contract drilling industry, historically, has been very cyclical with periods of high demand, limited supply and high dayrates alternating with periods of low demand, excess supply and low dayrates. Many offshore drilling units are highly mobile. Competitors may move drilling units from region to region in response to changes in demand. It is currently estimated that 42 newly constructed jackup rigs will be entered into service between now and December 2012 and 57 deepwater rigs are scheduled for delivery through 2012. This could result in an excess supply of rigs in the markets in which we operate. Periods of low demand and excess supply intensify competition in the industry and often result in some drilling units becoming idle for long periods of time. Our lack of operating history may put us at a competitive disadvantage and, as a result, our drilling units may become idle. Prolonged periods of low utilization and dayrates, or extended idle time, could result in the recognition of impairment charges on our drilling units if cash flow estimates, based upon information available to management at the time, indicate that the carrying value of the drilling units may not be recoverable.

Our business involves numerous operating hazards, and our insurance and contractual indemnity rights may not be adequate to cover our losses.

Our operations will be subject to the usual hazards inherent in the drilling and operation of oil and natural gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, fires and pollution. The occurrence of these events (such as events similar to the recent incident in the U.S. Gulf of Mexico involving the Macondo well) could result in the suspension of drilling or production operations, claims by the operator and others affected by such events, severe damage to, or destruction of, the property and equipment involved, injury or death to drilling unit personnel, environmental damage and increased insurance costs. We may also be subject to personal injury and other claims of drilling unit personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal operating conditions, failure of subcontractors to perform or supply goods or services and personnel shortages.

In addition, our operations will be subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Severe weather could have a material adverse effect on our operations. Our drilling units could be damaged by high winds, turbulent seas, or unstable sea bottom conditions which could potentially cause us to curtail operations for significant periods of time until such damages are repaired.

Damage to the environment could result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and natural gas companies and other businesses operating offshore and in coastal areas, as well as claims by individuals living in or around coastal areas.

As is customary in our industry, the risks of our operations are partially covered by our insurance and partially by contractual indemnities from our customers. However, insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. Moreover, pollution and environmental risks generally are not fully insurable. If a significant accident or other event resulting in damage to our drilling units, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations.

Operations in the U.S. Gulf of Mexico could be adversely impacted by the recent drilling rig accident and resulting spill.

On April 22, 2010, a deepwater drilling rig located in the U.S. Gulf of Mexico sank after a blowout and fire. Although we do not have any operations currently in the U.S. Gulf of Mexico, the Dragonquest is currently contracted for delivery to the U.S. Gulf of Mexico in the third quarter of 2011 under our drilling contract with Petrobras.

As a result of the incident and spill, there may be changes in laws and regulations, increases in insurance costs or decreases in insurance availability, as well as delays in offshore exploration and drilling activities, such as the moratorium imposed on certain drilling activities in the U.S. Gulf of Mexico as a result of the Macondo incident. These events or circumstances could result in drilling companies seeking to deploy deepwater rigs that traditionally operated in the Gulf of Mexico in international markets where we primarily operate, increasing competition in these markets. We cannot predict the full impact of the incident and resulting spill. In addition, we cannot predict how government or regulatory agencies will respond to the incident or whether changes in laws and regulations concerning operations in the U.S. Gulf of Mexico, or more generally throughout the United States, or even internationally, will be enacted. Significant changes in regulations regarding future exploration and production activities in the U.S. Gulf of Mexico or other government or regulatory actions could reduce drilling and production activity, which could have a material adverse impact on any future business activities of our customers in the U.S. Gulf of Mexico and elsewhere.

Customers may be unable or unwilling to indemnify us.

Consistent with standard industry practice, our customers generally assume liability for and indemnify us against well control and subsurface risks under our dayrate contracts, and we do not separately purchase insurance for such indemnified risks. These risks are those associated with the loss of control of a well, such as blowouts or cratering (for example, the recent incident in the U.S. Gulf of Mexico involving the Macondo well), the cost to regain control or redrill the well and associated pollution. In the future, we may not be able to obtain agreements from customers to indemnify us for such damages and risks or the indemnities that we do obtain may be limited in scope and duration. Additionally, even if our customers agree to indemnify us, there can be no assurance that they will necessarily be financially able to indemnify us against all of these risks.

Our insurance coverage may not be adequate if a catastrophic event occurs.

As a result of the number of catastrophic events in the contract offshore industry in recent years, such as hurricanes or spills in the Gulf of Mexico, insurance underwriters have increased insurance premiums and increased restrictions on coverage and have made other coverages, such as Gulf of Mexico windstorm coverage, unavailable.

While we believe we have reasonable policy limits of property, casualty, liability, and business interruption insurance, including coverage for acts of terrorism, with financially sound insurers, we cannot guarantee that our policy limits for property, casualty, liability, and business interruption insurance, including coverage for severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, would be adequate should a catastrophic event occur related to our property, plant or equipment, or that our insurers would have adequate financial resources to sufficiently or fully pay related claims or damages. When any of our coverage expires, or when we seek coverage in the future, we cannot guarantee that adequate coverage will be available, offered at reasonable prices, or offered by insurers with sufficient financial soundness. The occurrence of an incident or incidents affecting any one or more of our drilling units could have a material adverse effect on our financial position and future results of operations if asset damage and/or our liability were to exceed insurance coverage limits or if an insurer was unable to sufficiently or fully pay related claims or damages.

Our business is subject to numerous governmental laws and regulations, including those that may impose significant costs and liability on us for environmental and natural resource damages.

Many aspects of our operations are affected by governmental laws and regulations that may relate directly or indirectly to the contract drilling industry, including those requiring us to control the discharge of oil and other contaminants into the environment or otherwise relating to environmental protection. Countries where we currently operate have environmental laws and regulations covering the discharge of oil and other contaminants and protection of the environment in connection with operations. Additionally, any operations and activities in the United States and its territorial waters will be subject to numerous environmental laws and regulations, including the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation and Liability Act and the International Convention for the Prevention of Pollution from Ships. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and even criminal penalties, the imposition of remedial obligations, the denial or revocation of permits or other authorizations and the issuance of injunctions that may limit or prohibit our operations. Laws and regulations protecting the environment have become more stringent in recent years and may in certain circumstances impose strict liability, rendering us liable for environmental and natural resource damages without regard to negligence or fault on our part. These laws and regulations may expose us to liability for the conduct of, or conditions caused by, others or for acts that were in compliance with all applicable laws at the time the acts were performed. The application of these requirements, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and natural gas could materially limit future contract drilling opportunities or materially increase our costs. In addition, we may be required to make significant capital expenditures to comply with laws and regulations.

Changes in U.S. federal laws and regulations, or in those of other jurisdictions where we operate, including those that may impose significant costs and liability on us for environmental and natural resource damages, may adversely affect our operations.

If the U.S. government amends or prescribes new federal laws or regulations, our exposure to liability for existing operations and activities in the United States and its territorial waters may increase. As a result of the Macondo incident in the U.S. Gulf of Mexico, the U.S. Congress is currently considering bills to repeal federal caps on liability for pollution or contamination under the Oil Pollution Act of 1990. Even if these caps are not repealed, future bills and regulations may increase our liability for pollution or contamination resulting from any operations and activities we may have in the United States and its territorial waters including punitive damages, civil and criminal penalties. Currently we have no operations in the U.S. Gulf of Mexico, however, other jurisdictions where we operate may also modify their laws and regulations in a manner that would increase our liability for pollution and other environmental damage.

New technology and/or products may cause us to become less competitive.

The drilling industry is subject to the introduction of new drilling techniques and services using new technologies, some of which may be subject to patent protection. As competitors and others use or develop new technologies, we may be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Most of our competitors have greater financial, technical and personnel resources that will allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technology or products on a timely basis or at an acceptable cost. Thus, our inability to effectively use and implement new and emerging technology may have a material and adverse effect on our financial condition and results of operations.

The current worldwide financial and credit crisis has led to an extended worldwide economic recession that could have a material adverse effect on our revenue and profitability.

The current worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has led to an extended worldwide economic recession. Disruptions, uncertainty or volatility in the financial markets may limit our access to capital.

A slowdown in economic activity caused by the recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices. Benchmark crude prices peaked at over $140 per barrel in July 2008 and then declined dramatically to approximately $45 per barrel at year-end 2008. During 2009, the benchmark for crude prices fluctuated between the mid $30’s per barrel and low $80’s per barrel and have fluctuated from the low $70’s to mid $80’s for most of 2010 to date. Demand for our services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices. In addition, demand for our services is particularly sensitive to the level of exploration, development and production activity of and the corresponding capital spending by, oil and natural gas companies. Any prolonged reduction in oil and natural gas prices could depress the near-term levels of exploration, development, and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies could similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity result in a corresponding decline in the demand for our services, which could have a material adverse effect on our revenue and profitability. Additionally, these factors may adversely impact our financial position if they are determined to cause an impairment of our long-lived assets.

Any ban of offshore drilling by any city, state, or nation, or by any governing body may have a material adverse effect on our business.

Events in recent years, including the recent incident in the U.S. Gulf of Mexico involving the Macondo well, have heightened environmental and regulatory concerns about the oil and natural gas industry. In addition, from time to time, governing bodies may propose legislation that would materially limit or prohibit offshore drilling in certain areas, such as the moratorium imposed on certain drilling activities in the U.S. Gulf of Mexico as a result of the Macondo incident. To date, no proposals which would materially limit or prohibit offshore drilling in our current areas of operation have been enacted into law. However, governing bodies may enact such laws in the future. In particular, we cannot predict how government or regulatory agencies will respond to future incidents or whether changes in laws and regulations affecting our current and any future areas of operations will be enacted. If laws are enacted or other governmental action is taken that restrict or prohibit offshore drilling in our current and any future areas of operation, our results from operations, cash flows, financial condition and business could be materially and adversely affected.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our debt obligations.

As of September 30, 2010, we had total senior indebtedness outstanding of approximately $1.1 billion consisting of (i) $1.0 billion aggregate principal amount of 11 1/2% Senior Secured First Lien Notes due 2015 issued by one of our wholly-owned subsidiaries, or the Senior Notes, (ii) a term loan of approximately $105.6 million to partially fund the final construction payment for the Aquamarine Driller, or the Aquamarine term loan, (iii) the F3 Capital Note, and (iv) short-term debt. Subject to the restrictions in the indenture governing the Senior Notes, we may incur additional indebtedness. Our high level of indebtedness could have important consequences for an investment in us and significant effects on our business. For example, our level of indebtedness and the terms of our debt agreements may:

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make it more difficult for us to satisfy our financial obligations under our indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

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prevent us from raising the funds necessary to repurchase Senior Notes tendered to us if there is a change of control or in connection with an excess cash flow offer, which would constitute a default under the indenture governing the Senior Notes;

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require us to use a substantial portion of our cash flow from operations to pay interest and principal on the Senior Notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

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limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit our ability to execute our business strategy;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

Each of these factors may have a material and adverse effect on our financial condition and viability. Our ability to satisfy our other debt obligations will depend on our future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors affecting our company and industry, many of which are beyond our control.

We may still be able to incur substantially more debt. This could exacerbate the risks associated with our substantial leverage.

Even with our existing debt levels, we and our subsidiaries may be able to incur substantial amounts of additional secured and unsecured indebtedness in the future, including debt under future credit facilities, some or all of which may be secured on a first priority basis and therefore would rank contractually senior to the Senior Notes to the extent of the value of that collateral. As of September 30, 2010, we would have the ability to incur additional indebtedness under the indenture for the Senior Notes, including up to $25.0 million of additional indebtedness under any credit agreement that may be entered into by us. Although the terms of any future credit facilities will, and the terms of the Senior Notes and the Aquamarine term loan do, limit our ability to incur additional debt, these terms do not and will not prohibit us from incurring substantial amounts of additional debt for specific purposes or under certain circumstances. In addition, the indenture governing the Senior Notes will allow us to issue additional Senior Notes under certain circumstances, which additional notes will also be guaranteed by the guarantors and will share in the collateral that will secure the Senior Notes and guarantees. We may also incur other additional indebtedness secured by liens that rank equal to those securing the Senior Notes in which case, the holders of that debt will be entitled to share equally with the holders of the Senior Notes in any proceeds distributed in connection with our winding up, insolvency, liquidation, reorganization or dissolution. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify and could further exacerbate the risks associated with our substantial leverage.

The indenture governing the Senior Notes imposes significant operating and financial restrictions on us and our subsidiaries that may prevent us from capitalizing on business opportunities and restrict our ability to operate our business.

The indenture governing the Senior Notes contains covenants that restrict our and our restricted subsidiaries’ ability to take various actions, such as:

•	paying dividends, redeeming subordinated indebtedness or making other restricted payments;

•	incurring or guaranteeing additional indebtedness or, with respect to our restricted subsidiaries or any other subsidiary guarantor, issuing preferred stock;

•	creating or incurring liens;

•	incurring dividend or other payment restrictions affecting our restricted subsidiaries;

•	consummating a merger, consolidation or sale of all or substantially all of our or our subsidiaries’ assets;

•	entering into transactions with affiliates;

•	transferring or selling assets;

•	engaging in business other than our current business and reasonably related extensions thereof;

•	issuing capital stock of certain subsidiaries;

•	taking or omitting to take any actions that would adversely affect or impair in any material respect the collateral securing our indebtedness;

•	terminating or amending material contracts, including the chartering contract for the Platinum Explorer with ONGC or the indenture governing the Senior Notes;

•	amending, modifying or changing our organizational documents; and

•	employing our rigs in certain jurisdictions.

We may also be prevented from taking advantage of business opportunities that arise if we fail to meet certain ratios or because of the limitations imposed on us by the restrictive covenants under the indenture governing the Senior Notes. In addition, the restrictions contained in the indenture governing the Senior Notes and any future credit facility may also limit our ability to plan for or react to market conditions, meet capital needs or otherwise restrict our activities or business plans and adversely affect our ability to finance our operations, enter into acquisitions, execute our business strategy, effectively compete with companies that are not similarly restricted or engage in other business activities that would be in our interest. In the future, we may also incur debt obligations that might subject us to additional and different restrictive covenants that could affect our financial and operational flexibility. We cannot assure investors that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on acceptable terms or at all.

Our ability to comply with these covenants will likely be affected by events beyond our control, and we cannot assure investors that we will satisfy those requirements. A breach of any of these provisions could result in a default under our existing and future debt agreements which could allow all amounts outstanding thereunder to be declared immediately due and payable. This would likely in turn trigger cross-acceleration and cross-default rights under the terms of our indebtedness outstanding at such time. If the amounts outstanding under our indebtedness were to be accelerated or were the subject of foreclosure actions, we cannot assure investors that our assets would be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Our financial condition may be adversely affected if we are unable to identify and complete future acquisitions, fail to successfully integrate acquired assets or businesses we acquire, or are unable to obtain financing for acquisitions on acceptable terms.

The acquisition of assets or businesses that we believe to be complementary to our drilling operations is an important component of our business strategy. We believe that acquisition opportunities may arise from time to time, and that any such acquisition could be significant. At any given time, discussions with one or more potential sellers may be at different stages. However, any such discussions may not result in the consummation of an acquisition transaction, and we may not be able to identify or complete any acquisitions. We cannot predict the effect, if any, that any announcement or consummation of an acquisition would have on the trading price of our securities. Our business is capital intensive and any such transactions could involve the payment by us of a substantial amount of cash. We may need to raise additional capital through public or private debt or equity financings to execute our growth strategy and to fund acquisitions. Adequate sources of capital may not be available when needed on favorable terms. If we issue additional equity securities in connection with any acquisition, existing shareholders may be diluted. If our capital resources are insufficient at any time in the future, we may be unable to fund acquisitions, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Any future acquisitions could present a number of risks, including:

•	the risk of using management time and resources to pursue acquisitions that are not successfully completed;

•	the risk of incorrect assumptions regarding the future results of acquired operations;

•	the risk of failing to integrate the operations or management of any acquired operations or assets successfully and timely; and

•	the risk of diversion of management’s attention from existing operations or other priorities.

If we are unsuccessful in completing acquisitions of other operations or assets, our financial condition could be adversely affected and we may be unable to implement an important component of our business strategy successfully. In addition, if we are unsuccessful in integrating our acquisitions in a timely and cost-effective manner, our financial condition and results of operations could be adversely affected.

There may be limits to our ability to mobilize drilling units between geographic markets and the time and costs of such drilling unit mobilizations may be material to our business.

The offshore contract drilling market is generally a global market as drilling units may be mobilized from one market to another market. However, geographic markets can, from time to time, have material fluctuations in costs and risks as the ability to mobilize drilling units can be impacted by several factors including, but not limited to, governmental regulation and customs practices, the significant costs to move a drilling unit, availability of tow boats, weather, political instability, civil unrest, military actions, and the technical capability of the drilling units to operate in various environments. Any increase in the supply of drilling units in the geographic areas in which we operate, whether through new construction, refurbishment or conversion of drilling units from other uses, remobilization or changes in the law or its application, could increase competition and result in lower dayrates and/or utilization, which would adversely affect our financial position, results of operations and cash flows. Additionally, while a drilling unit is being mobilized from one geographic market to another, we may not be paid by the customer for the time that the drilling unit is out of service. Also, we may mobilize the drilling unit to another geographic market without a customer contract which will result in increased operations cost.

Operating and maintenance costs will not necessarily fluctuate in proportion to changes in operating revenues.

We do not expect operating and maintenance costs to necessarily fluctuate in proportion to changes in operating revenues. Operating revenues may fluctuate as a function of changes in dayrates. However, costs for operating a drilling unit are generally fixed or only semi-variable regardless of the dayrate being earned. In addition, should the drilling units incur idle time between contracts, we would typically maintain the crew to prepare the drilling unit for its next contract and would not reduce costs to correspond to the decrease in revenue. During times of moderate activity, reductions in costs may not be immediate as the crew may be required to prepare the drilling units for stacking, after which time the crew will be reduced to a level necessary to maintain the drilling unit in working condition with the extra crew members assigned to active drilling units or dismissed. In addition, as drilling units are mobilized from one geographic location to another, the labor and other operating and maintenance costs can vary significantly. Equipment maintenance expenses fluctuate depending upon the type of activity the drilling unit is performing and the age and condition of the equipment. Contract preparation expenses vary based on the scope and length of contract preparation required and the duration of the firm contractual period over which such expenditures are amortized.

The loss of some of our key executive officers and employees could negatively impact our business prospects.

Our future operational performance depends to a significant degree upon the continued service of key members of our management as well as marketing, sales and operations personnel. The loss of one or more of our key personnel could have a material adverse effect on our business. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and operations personnel. We may experience intense competition for personnel, and we cannot assure that we will be able to retain key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

Failure to employ a sufficient number of skilled workers or an increase in labor costs could hurt our operations.

We require skilled personnel to operate and provide technical services to, and support for, our drilling units. In periods of increasing activity and when the number of operating units in our areas of operation increases, either because of new construction, re-activation of idle units or the mobilization of units into the region, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing. The shortages of qualified personnel or the inability to obtain and retain qualified personnel also could negatively affect the quality and timeliness of our work. In addition, our ability to expand operations depends in part upon our ability to increase the size of the skilled labor force.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002.

We have evaluated our internal controls systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required to comply with the management certification requirements of, and preparing for the auditor attestation under, Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. While we have been able to fully implement the requirements relating to internal controls and all other aspects of Section 404 in a timely fashion, we cannot be certain that our internal control over financial reporting will be adequate in the future to ensure compliance with the requirements of the Sarbanes-Oxley Act. If we are not able to maintain adequate internal control over financial reporting, we may be susceptible to sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our securities.

Changes in tax laws, treaties or regulations, effective tax rates or adverse outcomes resulting from examination of our tax returns could adversely affect our financial results.

Our future effective tax rates could be adversely affected by changes in tax laws, treaties and regulations, both internationally and domestically. Tax laws, treaties and regulations are highly complex and subject to interpretation. Consequently, we are subject to changing tax laws, treaties and regulations in and between countries in which we operate. Our income tax expense is based upon the interpretation of the tax laws in effect in various countries at the time that the expense was incurred. A change in these tax laws, treaties or regulations, or in the interpretation thereof, could result in a materially higher tax expense or a higher effective tax rate on our worldwide earnings. If any country successfully challenges our income tax filings based on our structure or the presence of our operations there, or if we otherwise lose a material dispute, our effective tax rate on worldwide earnings could increase substantially and our financial results could be materially adversely affected.

Our international operations are subject to additional political, economic, and other uncertainties not generally associated with domestic operations.

A primary component of our business strategy is to operate in international oil and natural gas producing areas. Our international operations will be subject to a number of risks inherent in any business operating in foreign countries, including:

•	political, social and economic instability, war and acts of terrorism;

•	potential seizure, expropriation or nationalization of assets;

•	damage to our equipment or violence directed at our employees, including kidnappings;

•	piracy;

•	increased operating costs;

•	complications associated with repairing and replacing equipment in remote locations;

•	repudiation, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage in certain areas;

•	import-export quotas;

•	confiscatory taxation;

•	work stoppages;

•	unexpected changes in regulatory requirements;

•	wage and price controls;

•	imposition of trade barriers;

•	imposition or changes in enforcement of local content laws;

•	restrictions on currency or capital repatriations;

•	currency fluctuations and devaluations; and

•	other forms of government regulation and economic conditions that are beyond our control.

Our financial condition and results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active. Additionally, we may experience currency exchange losses where, at some future date, revenues are received and expenses are paid in nonconvertible currencies or where we do not hedge exposure to a foreign currency. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to the country of operation, controls over currency exchange or controls over the repatriation of income or capital.

Many governments favor or effectively require that drilling contracts be awarded to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may result in inefficiencies or put us at a disadvantage when bidding for contracts against local competitors.

Our contract drilling operations will be subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and natural gas exploration and development, taxation of offshore earnings and earnings of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and natural gas and other aspects of the oil and natural gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and natural gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems which are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act, or the FCPA, and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. Our policies mandate compliance with these laws. We operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. Despite our training and compliance program, we cannot assure you that our internal control policies and procedures always will protect us from improper acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our business and operations. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. laws and regulations prohibit us from using.

In order to effectively compete in some foreign jurisdictions, we utilize local agents and seek to establish joint ventures with local operators or strategic partners. Although we have procedures and controls in place to monitor internal and external compliance, if we are found to be liable for FCPA violations (either due to our own acts or omissions, or due to the acts or omissions of others, including actions taken by our agents and our strategic or local partners, even though our agents and partners may not be subject to the FCPA), we could suffer from civil and criminal penalties or other sanctions, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

Risks Related to our Ordinary Shares

Our related party transactions with F3 Capital and its affiliates may cause conflicts of interests that may adversely affect us.

We have entered into, and may, in the future, enter into various transactions and agreements with F3 Capital and its affiliates. F3 Capital has no fiduciary duty to make decisions in our best interest. F3 Capital is entitled to vote our ordinary shares that it owns in accordance with its interests, which may be contrary to our and your interests and F3 Capital and its other affiliates are not limited in their ability to compete with us and are not obligated to offer us business opportunities or to offer to sell additional assets to us. We believe that the transactions and agreements that we have entered into with F3 Capital are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and F3 Capital or its affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public’s perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business. In addition, conflicts of interest may arise between us and F3 Capital and its affiliates. F3 Capital may favor its own interests over our and your interests.

One of our directors, through his ownership of F3 Capital, will continue to hold a significant interest in us.

As of December 16, 2010, on a fully diluted basis, F3 Capital owned approximately 34.8% of our issued and outstanding ordinary shares, including shares issuable upon exercise of outstanding warrants. This does not reflect ordinary shares that may be issued if shareholders approve conversion of the F3 Capital Note. We are seeking shareholder approval for the issuance of the shares upon conversion of the F3 Capital Note. If the shareholders approve the issuance of these shares, the F3 Capital Note would be convertible into at least 54,545,454 ordinary shares and F3 Capital would beneficially own approximately 45.1% of our ordinary shares, assuming no shares are sold by F3 Capital. Through his ownership of F3 Capital, Hsin-Chi Su, one of our directors, has significant influence over matters such as the election of our directors; control over our business, policies and affairs; and other matters submitted to our shareholders. If shareholders do not approve conversion of the F3 Capital Note, the F3 Capital Note will remain outstanding until maturity, unless we are able to prepay the outstanding amounts, and will not be convertible into ordinary shares.

Additional sales of our ordinary shares by F3 Capital, or our employees, or issuances by us in connection with future acquisitions or otherwise, could cause the price of our securities to decline.

If F3 Capital sells a substantial number of our ordinary shares in the future, the market price of our ordinary shares could decline. The perception among investors that these sales may occur could produce the same effect. Execution of our business strategy will require substantial additional capital. To fulfill these capital requirements, we could issue additional ordinary shares, which would have the effect of diluting your percentage ownership of our ordinary shares and could cause the price of our ordinary shares to decline. If we were to include ordinary shares in a registration statement initiated by us, those additional shares could impair our ability to raise needed capital by depressing the price at which we could sell our ordinary shares.

We have no plans to pay regular dividends on our ordinary shares, so investors in our ordinary shares may not receive funds without selling their shares.

We do not intend to declare or pay regular dividends on our ordinary shares in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Cayman Islands law, our board of directors will determine the payment of future dividends on our ordinary shares, if any, and the amount of any dividends in light of any applicable contractual restrictions limiting our ability to pay dividends, our earnings and cash flows, our capital requirements, our financial condition and other factors our board of directors deems relevant. Our debt agreements also restrict our ability to pay dividends or other distributions on our equity securities. Accordingly, shareholders may have to sell some or all of their ordinary shares in order to generate cash flow from their investment. Shareholders may not receive a gain on their investment when they sell our ordinary shares and may lose the entire amount of their investment.

Our stock price has historically been volatile and the future market price for our ordinary shares could continue to be volatile.

The public market for our ordinary shares has historically been volatile. Any future market price for our shares is likely to continue to be volatile. Since June 30, 2008, our ordinary shares have traded at prices as low as $0.60 per share and as high as $8.77 per share. This price volatility may make it more difficult for you to sell your ordinary shares when you want and/or at prices you find attractive. We do not know of any one particular factor that has caused the volatility in our share price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our share price, regardless of our operating performance. A decline in the market price of our ordinary shares could cause you to lose some or all of your investment in us.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated with limited liability under the laws of the Cayman Islands. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of our assets are located outside the United States. As a result, it may be difficult for holders of our securities to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or executive officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (2009 Revision) (as the same may be supplemented or amended from time to time), and the common law of the Cayman Islands. The rights of holders of our securities to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws thus providing significantly less protection to investors as compared to the United States, and some states, such as Delaware, which have more fully developed and judicially interpreted bodies of corporate law.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without re-examination of the merits at common law, provided such judgment:

•	is final and conclusive;

•	is one in respect of which the federal court of the United States had jurisdiction over the defendant according to Cayman Islands conflict of law rules;

•	is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-monetary relief; and

•	was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the selling shareholder. However, we will receive gross proceeds of up to approximately $11.9 million from the exercise of the warrants, if and when they are exercised. The selling shareholder named in this prospectus will pay any underwriting fees, discounts and commissions, along with any fees and expenses of underwriter’s counsel and certain of the selling shareholder’s out-of-pocket expenses, incurred in connection with their sale of ordinary shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling shareholder, in effecting the registration, offer and sale of the ordinary shares covered by this prospectus.

SELLING SHAREHOLDER

The (i) ordinary shares, (ii) ordinary shares that may be issued upon conversion of the F3 Capital Note and (iii) ordinary shares that may be issued to the selling shareholder following the exercise of the warrant were issued in private transactions with F3 Capital. F3 Capital, the selling shareholder, is 100% owned by Hsin-Chi Su, one of our directors. We granted registration rights to the selling shareholder with respect to the resale or other disposal of the ordinary shares, ordinary shares issuable upon conversion of the F3 Capital Note and ordinary shares that may be issued pursuant to the exercise of the warrant.

The following tables set forth certain information with respect to the beneficial ownership of our ordinary shares and warrants by the selling shareholder as of December 16, 2010.

Selling Shareholder	Ordinary Shares Beneficially Owned				Number of Shares Which May be Sold in This Offering		Ordinary Shares Beneficially Owned Following this Offering (1)
	Number		Percent				Number	Percent
F3 Capital (2)	100,781,765	(3)	34.8	%(4)	150,320,629	(5)	5,006,500	1.7	%(4)

(1)	Assumes that the selling shareholder will sell all of the ordinary shares offered pursuant to this prospectus.
(2)	Hsin-Chi Su owns 100% of F3 Capital and he exercises sole voting and dispositive power over the ordinary shares beneficially owned and held of record by F3 Capital.
(3)	Includes 1,983,471 ordinary shares which F3 Capital has the right to acquire within 60 days of the date of this prospectus upon exercise of warrants. Does not include shares issuable upon conversion of the F3 Capital Note, for which we are seeking shareholder approval. If the shareholders approve the issuance of these shares, the F3 Capital Note would be initially convertible into at least 54,545,454 ordinary shares and F3 Capital would beneficially own approximately 45.1% of our ordinary shares, assuming no shares are sold in this offering. If shareholders do not approve conversion of the F3 Capital Note, the F3 Capital Note will remain outstanding and will continue to accrue interest until maturity, unless we are able to prepay the outstanding amounts, and will not be convertible into ordinary shares.
(4)	Based on 289,721,142 ordinary shares outstanding as of December 16, 2010.
(5)	Includes 54,545,454 ordinary shares issuable upon conversion of the principal amount of the F3 Capital Note. Does not include shares issuable upon conversion of accrued and unpaid interest on the F3 Capital Note.

PLAN OF DISTRIBUTION

The selling shareholder and any of its pledges, assignees and successors-in-interest may, from time to time, sell any or all of their ordinary shares on the NYSE Amex or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with National Association of Securities Dealers, Inc., or NASD, Rule 2440; and, in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholder may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses that are incurred in connection with the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholder has advised us that it has not entered into any writer or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting connection with the proposed sale of the resale shares by the selling shareholder.

We agreed to keep the registration statement of which this prospectus is a part effective until all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the selling shareholder or any other person. We will make copies of this prospectus available to the selling shareholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the ordinary shares offered hereby will be passed upon by our Cayman Islands counsel, Maples and Calder.

EXPERTS

UHY LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, as set forth in their report on Form 10-K, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on UHY LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses that we will pay in connection with the issuance and distribution of the securities described in this Registration Statement. Other than the registration fee, each amount shown is an estimate.

Securities and Exchange Commission Registration Fee	$21,651
Printing Expenses	$10,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$20,000
Miscellaneous Expenses	$5,000

Total Expenses	$66,651

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud, willful default, willful neglect, dishonesty or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own actual fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The limitation of liability and indemnification provisions in our Amended and Restated Memorandum and Articles of Association may discourage securityholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our securityholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

ITEM 16.	EXHIBITS.

The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated by reference in this Registration Statement.

Exhibit No.	Description

5.1	Opinion of Maples and Calder †

23.1	Consent of UHY LLP, Independent Registered Certified Public Accounting Firm †

23.2	Consent of Maples and Calder (included in opinion as filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

†	Filed herewith.

ITEM 17.	UNDERTAKINGS.

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Exchange Act of 1934 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 17th day of December, 2010.

VANTAGE DRILLING COMPANY

By:	/s/ PAUL A. BRAGG
Paul A. Bragg
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Douglas G. Smith and Chris E. Celano, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/S/ PAUL A. BRAGG Paul A. Bragg	Chairman and Chief Executive Officer (Principal executive officer)	December 17, 2010

By:	/S/ DOUGLAS G. SMITH Douglas G. Smith	Chief Financial Officer and Treasurer (Principal financial and accounting officer)	December 17, 2010

By:	/S/ JORGE E. ESTRADA Jorge E. Estrada	Director	December 17, 2010

By:	/S/ MARCELO D. GUISCARDO Marcelo D. Guiscardo	Director	December 17, 2010

By:	/S/ JOHN C.G. O’LEARY John C.G. O’Leary	Director	December 17, 2010

By:	/S/ STEINAR THOMASSEN Steinar Thomassen	Director	December 17, 2010

By:	/S/ ROBERT F. GRANTHAM Robert F. Grantham	Director	December 17, 2010

By:	/S/ KOICHIRO ESAKA Koichiro Esaka	Director	December 17, 2010

By:	/S/ ONG TIAN KHIAM Ong Tian Khiam	Director	December 17, 2010

By:	/S/ HSIN-CHI SU Hsin-Chi Su	Director	December 17, 2010

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Maples and Calder †

23.1	Consent of UHY LLP, Independent Registered Certified Public Accounting Firm †

23.2	Consent of Maples and Calder (included in opinion as filed as Exhibit 5.1)

24.1	Power of Attorney (included on signature page to this Registration Statement)

†	Filed herewith.